Exhibit 99.1

N E W S
Contacts: Paul Arling (UEI) 714.820.1000
Kirsten Chapman (IR Agency) 415.433.3777
UNIVERSAL ELECTRONICS ANNOUNCES APPOINTMENT OF J.C.SPARKMAN TO
THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
CYPRESS, CA — May 21, 2008 — Universal Electronics Inc. (UEI), (NASDAQ: UEIC) announced today that J. C. Sparkman has been appointed to the Audit Committee of the Board of Directors of UEI. Mr. Sparkman, a member of UEI’s Board of Directors since November 1998, fills the vacancy caused by the passing of Bruce A. Henderson. In addition to serving on the Audit Committee, Mr. Sparkman will continue serving as Chairman of the Board’s Compensation Committee and as a member of the Board’s Corporate Governance and Nominating Committee.
By filling this vacancy, UEI returns to compliance with Nasdaq’s Marketplace Rule 4350(d)(2). On May 15, 2008, UEI received a Nasdaq Staff deficiency letter indicating that UEI was not in compliance with the Rule as it had only 2 members on the Board’s Audit Committee, and that compliance with the Rule prior to UEI’s June 12, 2008 annual meeting was required for continued listing.
About Universal Electronics
Founded in 1986, Universal Electronics Inc. (UEI) is the global leader in wireless control technology for the connected home. UEI designs, develops, and delivers innovative solutions that enable consumers to control entertainment devices, digital media, and home systems. The company’s broad portfolio of patented technologies and database of infrared control software have been adopted by many Fortune 500 companies in the consumer electronics, subscription broadcast, and computing industries. UEI sells and licenses wireless control products through distributors and retailers under the One For All® brand name. UEI also delivers complete home control solutions in the professional custom installation market under the brand name Nevo®, as well as software solutions for digital media control and enjoyment in the consumer and OEM markets under the brand SimpleCenter™. For additional information, visit our web site at www.uei.com.
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